Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-160826 on Form F-3 and Nos. 333-144445 and 333-157831 on Form S-8 of our reports dated April 18, 2011, relating to the financial statements and financial statement schedule of Trina Solar Limited, and the effectiveness of Trina Solar Limited’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Trina Solar Limited for the year ended December 31, 2010.
/s/ DELOITTE TOUCHE TOHMATSU CPA LTD.
Shanghai China
April 18, 2011